MAY NEWS


THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE THIRD QUARTER AND
FIRST NINE MONTHS OF FISCAL 2004

     ST. LOUIS, Nov. 9, 2004 - The May Department Stores Company [NYSE: MAY] today announced results for the third quarter of fiscal 2004.

     For the 13 weeks ended Oct. 30, 2004, earnings per share were 2 cents, compared with earnings per share of 15 cents in the similar period a year ago. Net earnings were $8 million, compared with net earnings of $47 million the prior year. Third quarter 2004 includes store divestiture costs of $1 million and early debt redemption costs of $10 million, or 2 cents per share. Excluding the store divestiture costs, 2004 third quarter earnings were $9 million, or 2 cents per share. Third quarter 2003 earnings included store divestiture costs of $6 million, or 1 cent per share. Excluding these costs, third quarter 2003 earnings were $51 million, or 16 cents per share.

     The integration of Marshall Field's is proceeding smoothly and is on schedule. The Marshall Field's acquisition had a negative effect on third quarter earnings of 6 cents per share, of which 3 cents per share was start-up integration expenses.

     Net sales for the 2004 third quarter were $3.48 billion, an increase of 17.0%, compared with $2.98 billion in the 2003 third quarter. Store-for-store sales decreased 3.4% for the quarter. Store-for-store sales for the third quarter decreased 3.0%, excluding the remaining 15 stores May previously announced it will divest.

     For the nine months ended Oct. 30, 2004, earnings per share were 59 cents, compared with a net loss per share of 1 cent in 2003. Net earnings were $185 million, compared with net earnings of $9 million a year ago. Earnings for the first nine months of 2004 include store divestiture costs of $23 million, or 5 cents per share. Results for the first nine months of 2003 include store divestiture costs of $324 million, or 70 cents per share, and a $31 million, or 10 cents per share, tax credit, which was recorded following the resolution of various federal and state income tax issues.

     Net sales for the first nine months of 2004 were $9.40 billion, a 6.2% increase, compared with $8.85 billion in the similar 2003 period.
Store-for-store sales decreased 1.3% for the first nine months of fiscal 2004. Excluding the remaining 15 stores to be divested, store-for-store sales decreased 0.8% in the first nine months.

     Third-quarter sales were good in selected merchandise categories, but overall performance was disappointing. Dresses, coats, intimate apparel, children's, and men's sportswear basics were among the weaker performers. The home sales trend continued to be difficult.

                                   - more -

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     The season's must-haves drove sales increases in accessories, with fashion-right newness in earrings, brooches, status handbags, ponchos, wraps, and fashion cold-weather items among the best-sellers. Cosmetics benefited from the strength of advanced skin-care product and new fragrance launches.

     Customers continued to respond to tailored looks. Ladies' suits, tailored sportswear led by jackets and skirts, and dress shoes experienced sales increases; men's designer dress shirts, neckwear, and suit separates performed well. Men's collections with modern styling and young men's collections were ahead of the store trend, as were luggage and electronic gifts.

     May opened four department stores during the third quarter: a Foley's store in El Paso, Texas; a Hecht's store in Nashville, Tenn.; a Meier & Frank store in Portland, Ore.; and a Robinsons-May store in Rancho Cucamonga, Calif. To date, May has opened a total of five department stores and acquired 62 Marshall Field's stores in 2004. Three additional openings are planned for the year.

     Also, during the third quarter, May's Bridal Group opened nine David's Bridal stores and six After Hours Formalwear stores. The Bridal Group plans to open an additional 11 David's Bridal stores and seven After Hours Formalwear stores by year-end.

     At the end of the third quarter, May operated 500 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 229 David's Bridal stores, 458 After Hours Formalwear stores, and 11 Priscilla of Boston stores. May currently operates in 46 states, the District of Columbia, and Puerto Rico.

                                   #  #  #

The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics, and they are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and those risks generally associated with the integration of Marshall Field's with May. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

PLEASE NOTE: May's third quarter earnings conference call will be accessible in a listen-only format at 9:30 a.m. Central Time today at www.maycompany.com at the "Webcast" link on the Investor Relations page. Those unable to access the Webcast may listen to the conference call by dialing 1-800-299-9086 and entering pass code #38429251.

             CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS



                                      3


                              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                                (Unaudited)


                                              13 Weeks Ended                             39 Weeks Ended
                                       Oct. 30, 2004        Nov. 1, 2003          Oct. 30, 2004       Nov. 1, 2003
                                                 % to                 % to                 % to                 % to
(millions, except per share)          $     Net Sales      $     Net Sales      $     Net Sales      $     Net Sales
Net sales                          $ 3,483              $ 2,976              $ 9,402              $ 8,849

Cost of sales:
   Recurring                         2,520    72.4 %      2,160    72.6 %      6,705    71.3 %      6,366    71.9 %
   Restructuring markdowns               -     0.0            1     0.0           11     0.1            1     0.0

Selling, general, and
   administrative expenses             831    23.8          658    22.1        2,104    22.4        1,955    22.1
Restructuring costs                      1     0.0            5     0.2           12     0.1          323     3.7
Interest expense, net                  118     3.4           78     2.6          276     3.0          238     2.7

Earnings (loss) before
   income taxes                         13     0.4           74     2.5          294     3.1          (34)   (0.4)

Provision (credit) for
   income taxes                          5    37.0 *         27    37.0 *        109    37.0 *        (43)  126.8 *

Net earnings                       $     8     0.2 %    $    47     1.6 %    $   185     2.0 %    $     9     0.1 %

Diluted earnings (loss) per share  $  0.02              $  0.15              $  0.59              $ (0.01)

Excluding restructuring
   costs:

   Net earnings                    $     9    0.3 %     $    51     1.7 %    $   199     2.1 %    $   214     2.4 %
   Diluted earnings per share      $  0.02              $  0.16              $  0.64              $  0.69

Dividends paid
   per common share                $  0.24-1/4          $  0.24              $  0.72-3/4          $  0.72

Diluted average shares
   and equivalents                   292.8                290.5                292.9                289.9

* Percent represents effective income tax rate.


            Net Sales - Percent Increase (Decrease) From Prior Year

Net sales include merchandise sales and lease department income.
Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and exclude sales of stores closed during both periods.

              13 Weeks Ended           39 Weeks Ended
               Oct. 30, 2004            Oct. 30, 2004
                    Store-for-               Store-for-
             Total    Store           Total    Store
             17.0%    (3.4)%           6.2%    (1.3)%


                                      4


                              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited and Subject to Reclassification)

(millions)
                               Oct. 30,   Nov. 1,    LIABILITIES AND               Oct. 30,   Nov. 1,
ASSETS                            2004      2003     SHAREOWNERS' EQUITY              2004      2003

Cash and cash equivalents     $     94  $     65     Notes payable                $  1,050  $    270
Accounts receivable, net         2,012     1,478     Current maturities of
Merchandise inventories          3,815     3,482      long-term debt                    20       235
Other current assets               102       110     Accounts payable and
     Total Current Assets        6,023     5,135      accrued expenses               3,065     2,441
                                                         Total Current Liabilities   4,135     2,946
Property and equipment, net      6,194     5,165
Goodwill and other intangibles   3,259     1,638     Long-term debt                  5,786     3,802
Other assets                       143       129     Deferred income taxes             781       831
                                                     Other liabilities                 515       511
                                                     ESOP preference shares            217       241
                                                     Unearned compensation               -       (91)
                                                     Shareowners' equity             4,185     3,827

                                                     Total Liabilities and
Total Assets                  $ 15,619  $ 12,067     Shareowners' Equity          $ 15,619  $ 12,067




              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Unaudited and Subject to Reclassification)

(millions)                                                39 Weeks Ended
                                                        Oct. 30,   Nov. 1,
                                                           2004      2003
Operating activities:
   Net earnings                                         $   185    $    9
   Depreciation and amortization                            460       426
   Asset impairment                                           -       317
   Net (increase) decrease in working capital and other    (145)      (61)
Total operating activities                                  500       691

Investing activities:
   Net additions to property and equipment                 (389)     (447)
   Business combinations                                 (3,241)      (33)
Total investing activities                               (3,630)     (480)

Financing activities:
   Net issuances of notes payable and long-term debt      2,860        43
   Net issuances (purchases) of common stock                 23       (24)
   Dividend payments                                       (223)     (220)
Total financing activities                                2,660      (201)

Increase (decrease) in cash and cash equivalents           (470)       10

Cash and cash equivalents, beginning of period              564        55

Cash and cash equivalents, end of period                $    94    $   65


                                      5


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2003 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods, which exclude the Christmas season, may not be indicative of the operating results that may be expected for the fiscal year.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.

Business Combinations

Effective July 31, 2004, the company completed its acquisition of the Marshall Field's department store group. Marshall Field's operates 62 department stores primarily in the Chicago, Detroit, and Minneapolis metropolitan areas. The company acquired substantially all of the assets that comprise Marshall Field's, including stores, inventory, customer receivables, and distribution centers, and assumed certain liabilities, including accounts payable and accrued expenses. The company also acquired the real estate associated with nine Mervyn's store locations in the Twin Cities area. The Mervyn's portion of the transaction closed in the third quarter 2004. The acquisition was financed through $2.2 billion of long-term debt and $1.0 billion of short-term borrowings and cash on hand.

Marshall Field's results of operations have been included in the company's consolidated financial statements since the acquisition. The company's Oct. 30, 2004, consolidated balance sheet includes the assets acquired and the liabilities assumed using a preliminary purchase price allocation. The purchase price allocation is based on preliminary estimates and is subject to final third-party valuations. The following summarizes the preliminary purchase price allocation at acquisition (millions):

               Cash                           $     3
               Accounts receivable                558
               Merchandise inventories            375
               Property and equipment           1,117
               Goodwill and other intangibles   1,586
               Assumed liabilities/other         (399)
                    Net purchase price        $ 3,240

Goodwill and other intangible assets include $419 million of trade names and $20 million of customer relationships. The trade names have an indefinite useful life and are not amortizable. The customer relationships will be amortized over an estimated useful life of 15 years.

Cost of Sales

For the 13 weeks ended October 30, 2004, recurring cost of sales as a percent of net sales decreased by 0.2% principally because of an 0.8% decrease in the cost of merchandise, offset by a 0.5% increase in buying and occupancy costs related to the decline in store-for-store sales. For the 39 weeks ended October 30, 2004, recurring cost of sales as a percent of net sales decreased by 0.6% principally because of a 0.9% decrease in the cost of merchandise. In addition, $11 million of restructuring markdowns were incurred in the first nine months of 2004 to liquidate inventory as stores to be divested were closing.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales increased from 22.1% in the third quarter 2003 to 23.8% in the third quarter 2004. The increase was largely driven by decreased sales leverage resulting in a 1.1% increase in costs such as payroll, insurance, and advertising. The expense structure at Marshall Field's and start-up integration expenses negatively impacted SG&A by an additional 0.6% in the quarter. The increase in SG&A expenses as a percent of net sales from 22.1% in the first nine months of 2003 to 22.4% in the first nine months of 2004 was primarily due to the expense structure at Marshall Field's and start-up integration expenses.

Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of $380 million, consisting of asset impairments of $317 million, inventory liquidation losses of $35 million, severance benefits of $23 million, and other charges of $5 million. Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $351 million has been recognized to date. The company recognized $1 million and $23 million in the third quarter and first nine months of 2004, respectively, and $6 million and $324 million was recognized in the third quarter and first nine months of 2003, respectively.

                                      6

Asset impairment charges were recorded to reduce store assets to their estimated fair value because of the shorter period over which they will be used. Estimated fair values were based on estimated market values for similar assets. The company is negotiating agreements with landlords and developers for each store divestiture. Through the end of the third quarter 2004, 19 stores have been closed. Severance benefits are recognized as each store is closed. Severance benefits of $10 million for approximately 1,600 associates and inventory liquidation and other costs of $24 million have been incurred to date. Remaining amounts will be recognized as each store is divested.

Early Debt Redemption

On August 1, 2004, the company redeemed its $200 million 8-3/8% debentures due in 2024. Interest expense includes early redemption costs of $10 million, or 2 cents per share, recorded in the 2004 third quarter.

Income Taxes

The effective tax rate for the first nine months of 2004 was 37.0%, compared with 126.8% for the first nine months of 2003. 2003 results included a $31 million tax credit recorded in the first quarter 2003 upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's estimated effective income tax rate for the first nine months of 2003 was 37.0%. We do not expect the recently enacted federal tax legislation to have a significant effect on our effective tax rate.

Diluted Earnings (Loss) Per Share

The following tables reconcile net earnings and weighted average shares outstanding to amounts used to calculate basic and diluted earnings (loss) per share ("EPS") for the periods shown (millions, except per share).

                                             13 Weeks Ended
                                  Oct. 30, 2004             Nov. 1, 2003
                            Earnings  Shares    EPS   Earnings  Shares    EPS
Net earnings                 $     8                  $    47
ESOP preference shares'
  dividends                       (4)                      (4)
Basic EPS                          4   292.3  $ 0.02       43    290.0  $ 0.15
Assumed exercise of options
 (treasury stock method)           -     0.5                -      0.5
Diluted EPS                  $     4   292.8  $ 0.02  $    43    290.5  $ 0.15

     Diluted EPS excludes 15 million ESOP preference shares and $3 million of earnings adjustments for the third quarter of 2004 and 16 million ESOP preference shares and $3 million of earnings adjustments for the third quarter of 2003 because of their antidilutive effect.

                                             39 Weeks Ended
                                   Oct. 30, 2004            Nov. 1, 2003
                            Earnings  Shares    EPS   Earnings  Shares    EPS
Net earnings                 $   185                  $     9
ESOP preference shares'
  dividends                      (12)                     (12)
Basic EPS                        173   291.9  $ 0.59       (3)   289.9  $(0.01)
Assumed exercise of options
 (treasury stock method)           -     1.0                -        -
Diluted EPS                  $   173   292.9  $ 0.59  $    (3)   289.5  $(0.01)

     Diluted EPS excludes 15 million ESOP preference shares and $10 million of earnings adjustments for the nine months ended October 30, 2004, and 17 million ESOP preference shares and $11 million of earnings adjustments for the first nine months of 2003 because of their antidilutive effect.

Trailing Years' Results

Operating results for the trailing years were as follows (millions, except per share):

                                       52 Weeks Ended
                                   Oct. 30,       Nov. 1,
                                      2004          2003
      Net sales                   $ 13,896       $ 13,222
      Net earnings                     610       $    396
      Diluted earnings per share  $   1.97       $   1.25